Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on September 7, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

TCF FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1591444 (IRS Employer Identification No.)

200 Lake Street East, Mail Code EX0-03-A
Wayzata, Minnesota 55391-1693
(952) 745-2760
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph T. Green
Senior Vice President, General Counsel and Secretary
TCF Financial Corporation
200 Lake Street East, Mail Code EX0-03-G
Wayzata, MN 55391-1693
(952) 745-2760
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Dawn Holicky Pruitt Kate Sherburne Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 (612) 766-7000	Lee A. Meyerson Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

            If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(2)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock, $.01 par value per share

Preferred Stock, $.01 par value per share

Depositary Shares Representing Preferred Stock

(1)
Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Additional securities (including securities to be issued by additional registrants) may be added by automatically effective post-effective amendments pursuant to Rule 413.

(2)
Omitted pursuant to Form S-3 General Instruction II.E. An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the registration fee. Registration fees will be paid subsequently on a pay-as-you-go basis.

PROSPECTUS

TCF Financial Corporation

Common Stock
Preferred Stock
Depositary Shares

        TCF Financial Corporation may from time to time offer to sell common stock, preferred stock or depositary shares. This prospectus provides you with a general description of these securities and the general manner in which they may be offered. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement may also add to, update or change information contained in this prospectus. In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

        You should read this prospectus and any related prospectus supplement or other offering material filed or provided by us carefully before you invest. This prospectus may not be used to sell any of the securities unless accompanied by a prospectus supplement. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

        The common stock of TCF Financial Corporation is listed on the New York Stock Exchange under the symbol "TCF." If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

        You should refer to the risk factors referenced herein and included in our periodic reports, the applicable prospectus supplement and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See "Risk Factors" on page 3.

        The securities may be sold to or through underwriters, brokers or dealers; through agents; directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, brokers, dealers or agents, then the prospectus supplement will name the underwriters, brokers, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, brokers, dealers or agents.

        These securities offered pursuant to this prospectus and any applicable prospectus supplement are unsecured, and all payments are subject to the credit risk of TCF Financial Corporation. If TCF Financial Corporation defaults on its obligations, you could lose some or all of your investment. The securities offered pursuant to this prospectus and any applicable prospectus supplement are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

        Our mailing address is 200 Lake Street East, Mail Code EX0-03-A, Wayzata, Minnesota 55391 and our telephone number is (952) 745-2760.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 7, 2017

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC"). We may sell any combination of the securities described in this prospectus from time to time in one or more offerings. You should carefully read this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." We have not authorized anyone to provide you with different or additional information.

        Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. If this prospectus is inconsistent with the prospectus supplement, you should rely upon the prospectus supplement. In addition, the prospectus supplement may add to, update or change the information contained in this prospectus.

        We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to a prospectus supplement may also refer to a free writing prospectus, unless context otherwise requires.

        If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

        You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference in this prospectus or any prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add to, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

        As used in this prospectus, the terms "TCF," "we," "us" and "our" or similar references mean TCF Financial Corporation and its subsidiaries on a consolidated basis.

 WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding TCF. Copies of certain information filed by us with the SEC are also available on our website at www.tcfbank.com. We do not incorporate the information on our website into this prospectus and you should not consider it a part of this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate documents by reference in this prospectus. This means that if we list or refer to a document that we have filed with the SEC in this prospectus, that document is considered to be a part of this prospectus and should be read with the same care. Documents that we file with the SEC in the future that are incorporated by reference will automatically update and supersede information incorporated by reference in this prospectus. The documents listed below contain important information about us and our financial condition and are incorporated by reference into this prospectus (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2016, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2017 Annual Meeting of Stockholders;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017;

  •
  our Current Reports on Form 8-K filed with the SEC on January 19, 2017, February 8, 2017 (under Items 8.01 and 9.01), May 2, 2017 and July 21, 2017;

  •
  the description of our common stock that is contained in Item 1 of our Registration Statement on Form 8-A filed on May 17, 1989 with the SEC under Section 12(g) of the Exchange Act; and

  •
  any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the date all of the securities offered by this prospectus are sold or the offering is otherwise terminated (which filed documents do not include any portion thereof containing information furnished rather than "filed," including information furnished under either Item 2.02 or 7.01, or any related exhibit, of any Current Report on Form 8-K).

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's internet website at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibit to those documents, unless the exhibit is specifically incorporated by reference into the information that this document incorporates. You may obtain documents incorporated by reference in this prospectus or any prospectus supplement by writing or telephoning us at:

TCF Financial Corporation
Attention: Corporate Secretary
200 Lake Street East, Mail Code EX0-03-A
Wayzata, MN 55391-1693
(952) 745-2760

 RISK FACTORS

        An investment in our securities involves significant risks, and this prospectus does not describe all of these risks. Before purchasing any securities, you should carefully consider the risk factor set forth below, the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus and any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects and could result in a partial or complete loss of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

         The securities are subject to the credit risk of TCF.

        Any securities that we may issue are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under any securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of our securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of such securities.

 TCF FINANCIAL CORPORATION

        TCF is a national bank holding company based in Wayzata, Minnesota. We were incorporated in 1987 under the laws of the State of Delaware. Our principal subsidiary, TCF National Bank ("TCF Bank"), is headquartered in Sioux Falls, South Dakota. TCF Bank operates bank branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota, which are our primary banking markets. As of December 31, 2016, we delivered retail banking products in 45 states and commercial banking products in 37 states. We also conduct commercial leasing and equipment finance business in all 50 states and, to a limited extent, in foreign countries; commercial inventory finance business in all 50 states and Canada and, to a limited extent, in other foreign countries and indirect auto finance business in all 50 states.

        We had total assets of $22.1 billion as of June 30, 2017 and were the 46th largest publicly traded bank holding company in the United States based on total assets at June 30, 2017.

        Our executive offices are located at 200 Lake Street East, Wayzata, MN 55391-1693 and our telephone number is (952) 745-2760.

REGULATION AND SUPERVISION

        As a bank holding company, we are supervised and regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). In addition, our banking subsidiaries are supervised and regulated by various federal and state banking regulatory authorities, including the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Consumer Financial Protection Bureau. Many of these laws and regulations have undergone significant change in recent years. These laws and regulations impose restrictions on activities, minimum capital requirements, lending and deposit restrictions and numerous other requirements. Future changes to these laws and regulations, and other new financial services laws and regulations, are likely and cannot be predicted with certainty. For a discussion of the material elements of the extensive regulatory framework applicable to bank holding companies and banks, as well as specific information about us and our subsidiaries, please refer to "Regulation" under the heading "Item 1. Business" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus. See "Where You Can Find More Information" above for information on how to obtain a copy of our annual report and any subsequent reports. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of securityholders.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        Our consolidated ratios of earnings to fixed charges and preferred stock dividends and of earnings to fixed charges and preferred stock dividends, excluding interest on deposits, for each of the fiscal years ended December 31, 2012 through 2016 and the six-month period ended June 30, 2017 is set forth below.

	Six Months Ended June 30, 2017
		Year Ended December 31,
		2016	2015	2014	2013	2012(1)
Ratio of earnings to fixed charges and preferred stock dividends(1)	3.22x	3.39x	3.42x	3.41x	2.98x	—
Ratio of earnings to fixed charges and preferred stock dividends, excluding interest on deposits(1)(2)	5.04x	5.74x	5.21x	4.89x	4.06x	—

(1)
Earnings for the year ended December 31, 2012 were inadequate to cover fixed charges and preferred stock dividends. Additional earnings of $354.5 million would have been needed to bring both the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges and preferred stock dividends, excluding interest on deposits, to 1.0.

(2)
The ratio of earnings to fixed charges and preferred stock dividends, excluding interest on deposits, is being provided as an additional measure to provide comparability to the ratios disclosed by all other issuers of debt securities.

        The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

(income (loss) before income tax expense (benefit))
+(fixed charges and preferred stock dividends)
–(preferred stock dividends)
–(other adjustments)

(interest on deposits)
+(interest on borrowings)
+(interest portion of rental expense)
+(preferred stock dividends)
+(other adjustments)

        "Preferred stock dividends" represents the pre-tax earnings that would be required to cover such dividend requirements, and "interest portion of rental expense" is the appropriate portion of rental expense (generally one-third) deemed representative of the interest factor. For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest and subtracting interest capitalized and income attributable to non-controlling interests. For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs.

        For purposes of the ratios of earnings to fixed charges and preferred stock dividends, excluding interest on deposits, "interest on deposits" is subtracted from both the numerator and the denominator of the ratio calculation.

 USE OF PROCEEDS

        Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of securities for general corporate purposes, including capital to support asset growth, working capital, capital expenditures, acquisitions and the refinancing of existing debt. We may temporarily invest funds that are not immediately needed for these purposes in cash or short-term marketable securities.

 DESCRIPTION OF COMMON STOCK

        As of the date of this prospectus, we are authorized to issue 280,000,000 shares of common stock, par value $.01 per share, of TCF. As of August 31, 2017, we had 171,767,148 shares of common stock issued (which includes 42,566 shares held in treasury) and had reserved approximately 3,199,988 shares of common stock for issuance upon exercise of outstanding warrants to purchase our common stock and 1,413,155 shares of common stock for issuance under various employee or director incentive, compensation and option plans. The shares of common stock currently outstanding are fully paid and nonassessable.

        We have summarized the material terms and provisions of the common stock in this section. We have also filed our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws as exhibits to the registration statement of which this prospectus forms a part. For more information on how you can obtain a copy of our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, see "Where You Can Find More Information." The prospectus supplement relating to any common stock being offered will include specific terms relating to the offering.

Dividends

        Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for payment. In addition, any determination to pay dividends will be subject to applicable regulatory restrictions and Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

Voting Rights

        Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designation and applicable law, all voting rights are vested in the holders of shares of our common stock.

Rights Upon Liquidation

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally and ratably, in proportion to the number of shares held, in any of our net assets available for distribution to holders of common stock after we have paid in full all of our debts and, to the extent applicable, after the holders of any series of our outstanding preferred stock have received any of their liquidation preferences in full.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "TCF."

Transfer Agent

        Computershare Trust Company, N.A. is the transfer agent, registrar and dividend disbursement agent for our common stock.

Miscellaneous

        Holders of shares of our common stock are not entitled to preemptive or conversion rights and are not subject to call. There are no redemption or sinking fund provisions applicable to the common stock.

Anti-Takeover Provisions

        Provisions of Delaware law and of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which would make it more difficult for another party to acquire us without the approval of our board of directors.

        Our Amended and Restated Certificate of Incorporation authorizes our board of directors, without stockholder approval, to issue series of preferred stock, which could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features could operate as a defensive measure in response to a takeover proposal.

        In addition to our board of directors, stockholders can nominate candidates for election to our board of directors. However, a stockholder must follow the advance notice procedures described in Section 13(a) of our Amended and Restated Bylaws. In general, stockholder nominations shall be made pursuant to timely notice, meaning such notice must be delivered to or mailed and received by the Secretary of TCF no earlier than the close of business on the 120th day and not later than the 90th day in advance of the anniversary of the previous year's annual meeting or, for consideration at any other annual meeting of stockholders, the close of business on the tenth day following the date of the earlier of the day on which notice of the date of the annual meeting was mailed or the day on which public disclosure was made. Subject to all of the terms and conditions specified in our Amended and Restated Bylaws, an eligible stockholder (or a group of up to 20 eligible stockholders) who has continuously owned for three years at least three percent of our outstanding shares may also nominate and include in our proxy materials nominees constituting up to 25% of the board of directors. A stockholder must deliver written notice of the proxy access nomination to the Secretary of TCF at least 120 days prior to the first anniversary of the filing date of our definitive proxy statement for the preceding year's annual meeting and no earlier than 150 days prior to such date.

        Stockholders can propose that business other than nominations to our board of directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our Amended and Restated Bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder's interest in the proposal to the Secretary of TCF no earlier than the close of business on the 120th day and not later than the 90th day in advance of the anniversary of the previous year's annual meeting or, for consideration at any other annual meeting of stockholders, the close of business on the tenth day following the date of the earlier of the day on which notice of the date of the annual meeting was mailed or the day on which public disclosure was made. Stockholders seeking to have a stockholder proposal considered for inclusion in our annual proxy statement must comply with the requirements of Rule 14a-8 of the federal proxy rules.

        Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide procedures pursuant to which stockholders holding at least 25% of the then-outstanding shares of TCF entitled to vote may request that the board of directors call a special meeting of stockholders. Certain restrictions impose informational and procedural requirements on stockholders requesting such a meeting, including the requirement that the stockholders have held the shares for at least one full year, as well as provisions designed to avoid the calling of a special meeting to conduct the same or similar business that was recently addressed or soon will be addressed at another stockholder meeting or that would be held close in time to our annual meeting.

        Under our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our board of directors can adopt, amend or repeal the Amended and Restated Bylaws, subject to limitations under the DGCL or in the Amended and Restated Bylaws. Under the DGCL, our stockholders also have the power to adopt, amend, or repeal our Amended and Restated Bylaws.

        With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be "acting in concert" from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

        Finally, there are also substantial regulatory limitations on changes of control of bank holding companies.

 DESCRIPTION OF PREFERRED STOCK

        We are authorized to issue up to 30,000,000 shares of preferred stock, par value $.01 per share, in one or more series.

        We have summarized the material terms and provisions of the preferred stock in this section. We have also filed our Amended and Restated Certificate of Incorporation, including our Certificates of Designations, and our Amended and Restated Bylaws as exhibits to the registration statement of which this prospectus forms a part. For more information on how you can obtain a copy of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, see "Where You Can Find More Information." The prospectus supplement relating to any preferred stock being offered will include specific terms relating to the preferred stock and the offering.

        Subject to limitations prescribed by Delaware law and our Amended and Restated Certificate of Incorporation, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including those provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and those other subjects or matters as may be fixed by resolution of our board of directors.

        You should refer to the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

  •
  the series, title and stated value of that preferred stock;

  •
  the number of shares of that preferred stock offered, the liquidation preference per share and the offering price of that preferred stock;

  •
  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to that preferred stock;

  •
  whether dividends on that preferred stock shall be cumulative or not and, if cumulative, the date from which dividends on that preferred stock shall accumulate;

  •
  the voting rights, if any, for that preferred stock;

  •
  the procedures for any auction or remarketing, if any, for that preferred stock;

  •
  provisions for a sinking fund, if any, for that preferred stock;

  •
  provisions for redemption, if applicable, of that preferred stock;

  •
  any listing of that preferred stock on any securities exchange;

  •
  whether we have elected to offer depositary shares and the terms of such depositary shares, as described below;

  •
  the terms and conditions, if applicable, upon which that preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

  •
  the relative ranking and preference of the preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up if other than as described in this prospectus;

  •
  any limitations on the issuance of any other series of preferred stock ranking senior to or on a parity with the preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up;

  •
  a discussion of certain federal income tax considerations applicable to that preferred stock;

  •
  any limitations on actual, beneficial or constructive ownership and restrictions on transfer of that preferred stock and, if convertible, the related common stock; and

  •
  any other material terms, preferences, rights, limitations or restrictions of that preferred stock.

        The preferred stock will, when issued, be fully paid and nonassessable and, except as may be determined by our board of directors and set forth in the certificate of designation setting forth the terms of any series of preferred stock, will not have, or be subject to, any preemptive or similar rights.

        Under regulations of the Federal Reserve, our preferred stock may be deemed a "class of voting securities" for purposes of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act") because the holders of our preferred stock are entitled to vote for the election of directors if we do not pay preferred stock dividends. Any holder of more than 25% of a class of our voting securities, or less than 25% if the holder otherwise exercises a "controlling influence" over us, would be regulated as a bank holding company under the Bank Holding Company Act. In addition, an existing bank holding company would need to obtain the Federal Reserve's approval before acquiring more than 5% of any class of our voting securities. Separately, under the Change in Bank Control Act of 1978, any "person," including an individual or company other than a bank holding company, may need to obtain the Federal Reserve's approval before acquiring 10% or more of any class of our voting securities. All series of our preferred stock are considered a single "class of voting shares" under the Bank Holding Company Act because they generally vote together on all matters as described below under "—Voting Rights."

Ranking

        Unless otherwise specified in the applicable prospectus supplement, any shares of preferred stock issued hereunder will rank senior to our common stock, equally with our currently outstanding series of preferred stock, described below under "—Outstanding Preferred Stock," and at least equally with each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of our currently outstanding series of preferred stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all of our debts, other non-equity claims and, to the extent applicable, liquidation preferences on any equity securities that are senior to our preferred stock).

Dividends

        Unless otherwise specified in the applicable prospectus supplement, dividends on shares of our preferred stock will not be mandatory. Holders of our preferred stock will be entitled to receive, if, as and when declared by our board of directors or a duly authorized committee thereof out of legally available assets cash dividends on the liquidation preference, which will be specified in the applicable prospectus supplement. The applicable prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its duly authorized committee.

        Notwithstanding the foregoing, dividends on our preferred stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

        The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or non-cumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any non-cumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period, and we will not be obligated to pay the dividend for that dividend period even if our board declares a dividend on that series payable in the future.

        So long as any share of our preferred stock remains outstanding, unless the full dividends for the then-current dividend period on all outstanding shares of our preferred stock have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, then (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the preferred stock and such parity stock except by conversion into or exchange for junior stock, during such dividend period.

        When dividends are not paid in full upon the shares of a series of our preferred stock and any parity stock, all dividends declared upon shares of such series and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such series, and accrued dividends, including any accumulation, on any parity stock, bear to each other.

        As used in this prospectus, "junior stock" means our common stock and any other class or series of stock of TCF hereafter authorized over which our preferred stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of TCF. As used in this prospectus, "parity stock" means the currently outstanding series of our preferred stock and any other class or series of stock of TCF that ranks equally with our preferred stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of TCF.

        Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee thereof, may be declared and paid on our common stock and any other stock ranking equally with or junior to our preferred stock from time to time out of any assets legally available for such payment, and the holders of our preferred stock shall not be entitled to participate in any such dividend.

Liquidation Rights

        Unless the applicable prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock offered under this prospectus and any parity stock will be entitled to receive:

  •
  liquidation distributions in the amount stated in the applicable prospectus supplement; and

  •
  all accrued and unpaid dividends, without accumulation of any undeclared dividends.

        We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any parity stock as to distributions upon liquidation, out of our assets available for distribution to stockholders before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation. Shares of our preferred stock may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding under the "orderly liquidation authority" of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

        For purposes of this section, the merger or consolidation of TCF with any other entity, including a merger or consolidation in which the holders of our preferred stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of TCF for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of TCF.

        We will make pro rata distributions to the holders of a series of preferred stock and any other shares of our stock ranking equal to that series of preferred stock as to distributions upon dissolution, liquidation or winding up of our business if

  •
  we voluntarily or involuntarily liquidate, dissolve or wind up our business, and

  •
  we do not have enough assets available for distribution to the holders of such series of preferred stock and any other shares of our stock ranking equal with such series as to any such distribution to pay all amounts to which the holders are entitled.

        This means the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which those holders are respectively entitled upon dissolution, liquidation or winding up of our business bear to each other.

        After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Redemption

        Subject to receipt of prior approval by the Federal Reserve, if required, we may redeem all or part of a series of the preferred stock and that series may be subject to mandatory redemption under a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed shares of preferred stock will become authorized but unissued shares of preferred stock or preference stock, as the case may be, that we may issue in the future.

        If a series of the preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If we are only permitted to pay the redemption price for a series of preferred stock from the proceeds of a capital stock issuance, and the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the preferred stock will automatically and mandatorily be converted into that capital stock.

        If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares.

        Even though the terms of a series of preferred stock may permit redemption of all or a part of the preferred stock, if any dividends, including accumulated dividends, on that series are past due:

  •
  we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series; and

  •
  we will not purchase or otherwise acquire any preferred stock of that series.

        The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series under a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

        Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

  •
  the redemption date;

  •
  the number of shares and the series of the preferred stock to be redeemed;

  •
  the redemption price;

  •
  the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

  •
  that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

  •
  the date when the holders' conversion rights, if any, will terminate.

        If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

        If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

  •
  the dividends on the preferred stock called for redemption will no longer accrue;

  •
  those shares will no longer be considered outstanding; and

  •
  the holders will no longer have any rights as stockholders except to receive the redemption price.

        When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

        If a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Exchange Act, we will comply with all applicable provisions of the Exchange Act.

Voting Rights

        Except as provided in this section, by law or in the applicable prospectus supplement, the holders of our preferred stock will have no voting rights.

        Unless the applicable prospectus supplement states otherwise, if and whenever dividends on any shares of a series of our preferred stock or any other class or series of preferred stock that ranks on parity with such series as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly dividend periods, whether or not consecutive (a "Nonpayment"), the holders of such series (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will have the right, voting separately as a single class without regard to series, to elect two additional members of our board of directors (the "Preferred Directors"), provided that our board of directors shall at no time include more than two Preferred Directors. In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of such series of preferred stock, a special meeting of the holders of such series of preferred stock and any other class or series of preferred stock that ranks on parity with such series as to payment of dividends and for which dividends have not been paid, shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid regularly on the shares of such series of preferred stock and any other class or series of preferred stock that ranks on parity with such series of preferred stock as to payment of dividends for at least four consecutive dividend periods following the Nonpayment.

        If and when full dividends have been regularly paid for at least four consecutive dividend periods following a Nonpayment on such series of preferred stock and any other class or series of preferred stock that ranks on parity with such series of preferred stock as to payment of dividends, the holders of such series of preferred stock will be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected will immediately terminate and the number of directors on our board of directors will automatically decrease by two. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of such series of preferred stock (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of such series of preferred stock (together with holders of any and all other series of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of stockholders. The Preferred Directors shall each be entitled to one vote per director on any matter.

        If the holders of such series of preferred stock become entitled to vote for the election of directors, such series of preferred stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of such series may become subject to regulations under the Bank Holding Company Act of 1956, as amended, or certain acquisitions of such series of preferred stock may be subject to prior approval by the Federal Reserve.

        So long as any shares of a series of preferred stock remain outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law:

  •
  the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of such series of preferred stock and all other parity stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to such series of preferred stock and all other parity stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of TCF; and

  •
  the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of such series of preferred stock at the time outstanding, voting separately as a class, shall be required to authorize any amendment of our Amended and Restated Certificate of Incorporation or the Certificate of Designations for such series of preferred stock or any certificate of designations or any similar document relating to any other series of preferred stock which will materially and adversely affect the powers, preferences, privileges or rights of such series, taken as a whole;

    provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of other series and: (i) any increase in the amount of the authorized or issued preferred stock of such series, (ii) any increase in the amount of authorized preferred stock of TCF or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to such series of preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of TCF.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of a series shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of such series of preferred stock to effect such redemption.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

        Unless provided by law or stated in the applicable prospectus supplement, holders of our preferred stock will not have preemptive or subscription rights to acquire more capital stock of TCF. Our preferred stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of TCF, unless otherwise provided in the applicable prospectus supplement. Unless stated in the applicable prospectus supplement, our preferred stock has no stated maturity and will not be subject to any sinking fund or other obligation of TCF to redeem or repurchase such preferred stock.

Anti-Takeover Provisions

        For a description of certain anti-takeover provisions in our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the DGCL, see "Description of Common Stock—Anti-Takeover Provisions."

Outstanding Preferred Stock

        Unless we specify otherwise in the applicable prospectus supplement, the preferred stock offered by this prospectus will rank equally in all respects with our outstanding preferred stock. Our common stock, including the common stock that may be issued upon conversion or exchange of preferred stock, will be subject to any prior rights of the preferred stock then outstanding. Therefore, the rights of the outstanding preferred stock described below and any preferred stock that may be issued after the date hereof, may limit the rights of the holders of the common stock. At August 31, 2017, we had issued and outstanding 6,900 shares of our Series A Non-Cumulative Perpetual Preferred Stock (the "Series A Preferred Stock"), as represented by 6,900,000 shares of our Series A depositary shares (the "Series A Depositary Shares"), and 4,000,000 shares of our Series B Non-Cumulative Perpetual Preferred Stock (the "Series B Preferred Stock").

  Series A Preferred Stock.

        As of the date of this prospectus, we have authorized the issuance of 6,900 shares of Series A Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding. The following summary is not complete. You should refer to the applicable provisions of our Amended and Restated Certificate of Incorporation and the Certificate of Designations creating the Series A Preferred Stock, our Amended and Restated Bylaws and the DGCL for a complete statement of the terms and rights of the Series A Preferred Stock. For more information on how you can obtain a copy of our Amended and Restated Certificate of Incorporation, Certificate of Designations for the Series A Preferred Stock and Amended and Restated Bylaws, see "Where You Can Find More Information."

        Shares of the Series A Preferred Stock rank senior to our common stock, equally with shares of our Series B Preferred Stock and at least equally with each other series of our preferred stock that we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock, including the Series B Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Shares of the Series A Preferred Stock include the same provisions with respect to restrictions on declaration and payment of dividends as the Series B Preferred Stock. Holders of Series A Preferred Stock do not have preemptive or subscription rights.

        The Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of ours to redeem or repurchase the Series A Preferred Stock.

        Dividends.    Holders of Series A Preferred Stock will be entitled to receive, if, as and when declared by our board of directors or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends. Dividends will accrue on the liquidation preference amount, which is $25,000 per share, and are payable quarterly in arrears on the 1st day of March, June, September and December of each year at a rate per annum equal to 7.50%; provided, dividends not declared with respect to any dividend period shall not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series A Preferred Stock at any time, we will be subject to certain restrictions.

        Redemption.    The Series A Preferred Stock is not subject to any mandatory redemption provisions. The Series A Preferred Stock may be redeemed at our option (1) in whole or in part, from time to time, on or after June 25, 2017 or (2) in whole, but not in part, prior to June 25, 2017 within 90 days of a "regulatory capital treatment event" (as described below), in each case at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid and undeclared dividends for the then-current dividend period to the redemption date. A "regulatory capital treatment event" means our determination, in good faith, that, as a result of any

  •
  amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock,

  •
  proposed change in those laws or regulations that is announced after the issuance of any share of Series A Preferred Stock, or

  •
  official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of all shares of Series A Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

        The holders of the Series A Preferred Stock do not have the right to require the redemption or repurchase of the Series A Preferred Stock. Any redemption of the Series A Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to the redemption of the Series A Preferred Stock.

        Voting Rights.    Except as provided below, the holders of the Series A Preferred Stock will have no voting rights.

        Whenever dividends on any shares of the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends (which includes the Series B Preferred Stock), and upon which similar voting rights have been conferred and are exercisable, shall not have been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of Series A Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series A Preferred Stock and any other class or series of parity stock as to payment of dividends (including the Series B Preferred Stock) for at least four consecutive dividend periods.

        So long as any shares of Series A Preferred Stock remain outstanding, (1) the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock and all other parity stock (including the Series B Preferred Stock), voting as a single class, shall be necessary to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series A Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and (2) the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock shall be necessary to amend our Amended and Restated Certificate of Incorporation or the Certificate of Designations creating the Series A Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock: (i) any increase in the amount of the authorized or issued Series A Preferred Stock, (ii) any increase in the amount of authorized preferred stock of TCF or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of TCF.

  Series A Depositary Shares.

        Each Series A Depositary Share issued by us represents a 1/1,000th ownership interest in one share of our Series A Preferred Stock, subject to the terms, rights and preferences of the Series A Preferred Stock. The shares of our Series A Preferred Stock are deposited with Computershare Trust Company, N.A. and Computershare, Inc., as depositary. Pursuant to the deposit agreement among TCF and the depositary, the depositary issued Series A Depositary Shares, which are evidenced by depositary receipts. The following summary is not complete. You should refer to the applicable provisions of the deposit agreement and the form of depositary receipt. For more information on how you can obtain copies of the deposit agreement and the form of depositary receipt, see "Where You Can Find More Information."

        The depositary shares are listed on the NYSE under the symbol "TCFPB."

        Dividends.    The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of Series A Depositary Shares relating to the underlying Series A Preferred Stock in proportion to the number of Series A Depositary Shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of Series A Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the Series A Depositary Shares in proportion to the number of Series A Depositary Shares they hold.

        Record dates for the payment of dividends and other matters relating to the Series A Depositary Shares will be the same as the corresponding record dates for the Series A Depositary Shares.

        The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

        Redemption.    If we redeem the Series A Preferred Stock represented by the Series A Depositary Shares, the Series A Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per Series A Depositary Shares will be equal to 1/1,000th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per Series A Depositary Share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid and undeclared dividends for the then-current dividend period to the redemption date. Whenever we redeem shares of Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series A Preferred Stock so redeemed.

        In case of any redemption of less than all of the outstanding Series A Depositary Shares, the Series A Depositary Shares to be redeemed will be selected by the depositary pro rata from the holders of record of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by such holders, or by lot or in such other manner determined by the depositary to be equitable. In any such case, we will redeem Series A Depositary Shares only in increments of 1,000 shares and any multiple thereof.

        Voting.    When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Series A Depositary Shares. Each record holder of the Series A Depositary Shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder's Series A Depositary Shares. To the extent possible, the depositary will vote the amount of the Series A Preferred Stock represented by Series A Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Series A Depositary Shares, it will vote all Series A Depositary Shares held by it proportionately with instructions received.

  Series B Preferred Stock.

        As of the date of this prospectus, we have authorized the issuance of up to 4,600,000 shares of Series B Preferred Stock, with a liquidation preference of $25 per share, of which 4,000,000 shares are issued and outstanding. The following summary is not complete. You should refer to the applicable provisions of our Amended and Restated Certificate of Incorporation and the Certificate of Designations creating the Series B Preferred Stock, our Amended and Restated Bylaws and the DGCL for a complete statement of the terms and rights of the Series B Preferred Stock. For more information on how you can obtain a copy of our Amended and Restated Certificate of Incorporation, Certificate of Designations for the Series B Preferred Stock and Amended and Restated Bylaws, see "Where You Can Find More Information."

        Shares of the Series B Preferred Stock rank senior to our common stock, equally with shares of our Series A Preferred Stock and at least equally with each other series of our preferred stock that we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series B Preferred Stock and all other parity stock, including the Series A Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Shares of the Series B Preferred Stock include the same provisions with respect to restrictions on declaration and payment of dividends as the Series A Preferred Stock. Holders of Series B Preferred Stock do not have preemptive or subscription rights.

        The Series B Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of ours to redeem or repurchase the Series B Preferred Stock.

        The Series B Preferred Stock is listed on the NYSE under the symbol "TCFPC."

        Dividends.    Holders of Series B Preferred Stock will be entitled to receive, if, as and when declared by our board of directors or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends. Dividends will accrue on the liquidation preference amount, which is $25 per share, and are payable quarterly in arrears on the 1st day of March, June, September and December of each year at a rate per annum equal to 6.45%; provided, dividends not declared with respect to any dividend period shall not be cumulative. If we pay a partial dividend or skip a dividend payment on the Series B Preferred Stock at any time, we will be subject to certain restrictions and will provide, or cause to be provided, written notice to the holders of the Series B Preferred Stock prior to such date. Shares of our Series B Preferred Stock rank equally with the Series A Preferred Stock as to dividends and distributions on our liquidation, dissolution or winding up of affairs and include the same provisions with respect to restrictions on declaration and payment of dividends as the Series A Preferred Stock.

        Redemption.    The Series B Preferred Stock is not subject to any mandatory redemption provisions. The Series B Preferred Stock may be redeemed at our option (1) in whole or in part, from time to time, on or after December 19, 2017 or (2) in whole, but not in part, prior to December 19, 2017 within 90 days of a "regulatory capital treatment event" (as described below), in each case at a redemption price equal to $25 per share, plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid and undeclared dividends for the then-current dividend period to the redemption date. A "regulatory capital treatment event" means our determination, in good faith, that, as a result of any:

  •
  amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series B Preferred Stock,

  •
  proposed change in those laws or regulations that is announced or becomes effective after the issuance of any share of Series B Preferred Stock, or

  •
  official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced on or after the initial issuance of any share of Series B Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of all shares of Series B Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of Series B Preferred Stock is outstanding.

        The holders of the Series B Preferred Stock do not have the right to require the redemption or repurchase of the Series B Preferred Stock. Any redemption of the Series B Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to the redemption of the Series B Preferred Stock.

        Voting Rights.    Except as provided below and as expressly provided by law, the holders of the Series B Preferred Stock will have no voting rights.

        Whenever dividends on any shares of the Series B Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series B Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred (which includes the Series A Preferred Stock) and are exercisable, shall not have been paid in an aggregate amount equal, as to any class or series, to at least six quarterly dividend periods, whether or not consecutive, the number of directors on our board of directors shall automatically increase by two and the holders of Series B Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall have the right, voting separately as a single class without regard to series, to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series B Preferred Stock and any other class or series of parity stock as to payment of dividends (including the Series A Preferred Stock) for at least four consecutive dividend periods.

        So long as any shares of Series B Preferred Stock remain outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, (1) the affirmative vote or consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock and all other parity stock (including the Series A Preferred Stock), voting as a single class, shall be necessary to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series B Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and (2) the affirmative vote or consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock shall be necessary to amend our Amended and Restated Certificate of Incorporation or the Certificate of Designations creating the Series B Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock, taken as a whole; provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock: (i) any increase in the amount of the authorized or issued Series B Preferred Stock, (ii) any increase in the amount of authorized preferred stock of TCF or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of TCF.

DESCRIPTION OF DEPOSITARY SHARES

        The following description summarizes the general terms and provisions of depositary shares and depositary receipts. The prospectus supplement relating to any depositary shares and depositary receipts we offer will include specific terms related to the depositary shares and depositary receipts and the offering. You should read the particular terms of any depositary shares and depositary receipts we offer described in the related prospectus supplement, together with any deposit agreement relating to a particular series of preferred stock for provisions that may be important to you.

General

        We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock as described in the applicable prospectus supplement. The terms of any depositary shares will be set forth in the applicable prospectus supplement and the provisions of the deposit agreement, which we will file with the SEC.

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock as described in the applicable prospectus supplements.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

        The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares

        If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

        Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or ratably or by any other equitable method as we may decide.

Voting the Preferred Stock

        When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

        The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the holders of at least a 66 2/3% majority of the depositary shares then-outstanding.

        A deposit agreement may be terminated by us or the depositary only if:

  •
  all outstanding depositary shares relating to the deposit agreement have been redeemed;

  •
  there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares;

  •
  upon the consent of the holders of at least a 66 2/3% majority of the depositary shares then outstanding; or

  •
  upon a material breach of the deposit agreement.

Miscellaneous

        If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

        We will forward to the depositary, for distribution to the holders of depositary shares, all reports and communications that we must furnish to the holders of the preferred stock.

        Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

 PLAN OF DISTRIBUTION

        We may sell the securities being offered by use of this prospectus and a prospectus supplement from time to time in one or more transactions, including without limitation:

  •
  to or through underwriters, brokers or dealers;

  •
  through agents;

  •
  on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

  •
  directly to one or more purchasers; or

  •
  through a combination of any of these methods.

        The distribution of the securities may be effected from time to time in one or more transactions:

  •
  at a fixed price, or prices, which may be changed from time to time;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions. Each prospectus supplement will also describe the terms of the offering of the securities, including the following:

  •
  the name of the agent or the name or names of any underwriters;

  •
  the public offering or purchase price;

  •
  any discounts and commissions to be allowed or paid to the agent or underwriters;

  •
  all other items constituting underwriting compensation;

  •
  any discounts and commissions to be allowed or paid to dealers; and

  •
  any exchanges on which the securities will be listed.

        Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and a prospectus supplement may be entitled to indemnification by us against some types of liabilities, including liabilities under the Securities Act, or to reimbursement for some types of expenses.

        Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and a prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from an issuer or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

        Certain of the underwriters, dealers, agents or their affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services for us or our or its affiliates in the ordinary course of business.

        We may also use this prospectus and a prospectus supplement to solicit offers to purchase securities directly. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with these direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

 LEGAL MATTERS

        In connection with particular offerings of the securities in the future, unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota. Certain legal matters will be passed upon for any underwriters, dealers or agents by Simpson Thacher & Bartlett LLP, New York City, New York or any other law firm identified as counsel for the underwriters in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of TCF Financial Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by the registrant in connection with the securities being registered hereby. All of the fees set forth below are estimates.

SEC Registration Fee	$	*
Accounting Fees		**
Printing and Engraving Fees		**
Legal Fees and Expenses		**
Rating Agency Fees		**
Listing Fees		**

Total	$	**

*
Deferred in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933, as amended.

**
These fees and expenses depend on the securities offered and the number of issuances, and accordingly cannot be estimated at this time.

Item 15.    Indemnification of Directors and Officers.

Limitation of Liability

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article 12 of the Amended and Restated Certificate of Incorporation of TCF provides that a director of TCF shall not be personally liable to TCF or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to TCF or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of a director of TCF shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification

        The DGCL authorizes a corporation's board of directors to grant indemnity to officers and directors for certain liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act"). Article 13 of our Amended and Restated Certificate of Incorporation generally provides that TCF shall indemnify, to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment to the DGCL, the right to indemnification shall be retroactive only to the extent that such amendment permits TCF to provide broader indemnification rights than such law prior to such amendment permitted TCF to provide), any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal or administrative (a "proceeding"), by reason of the fact that he or she is or was a director or officer of TCF or a subsidiary thereof or is or was serving at the request of TCF as a director, officer, partner, member or trustee of another corporation, partnership, joint venture, trust or other enterprise including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, member or trustee or in any other capacity while so serving, against all expense, liability, and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in settlement of a proceeding) reasonably incurred by such person in connection with such proceeding.

        Article 13 authorizes TCF to maintain insurance to protect itself and any director, officer, employee, or agent of TCF or other entity against any expense, liability or loss, whether or not TCF would have the power to indemnify such person against expense, liability or loss under the DGCL.

        Article VII of our Amended and Restated Bylaws generally provides that TCF may indemnify persons who serve as employees or agents of TCF or a subsidiary thereof or of another entity at the request of TCF to the fullest extent authorized by the DGCL.

        In addition, TCF maintains an insurance policy that insures directors and officers against certain liabilities.

        Any underwriting agreement with respect to an offering of securities registered hereunder will provide for indemnification by TCF of the underwriters against certain liabilities including liabilities under the Securities Act.

        The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of TCF.

        With respect to possible indemnification of directors, officers and controlling persons of the registrant for liabilities arising under the Securities Act, pursuant to such provisions, the registrant is aware that the Securities and Exchange Commission ("SEC") has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.    Exhibits.

        The exhibits to this Registration Statement are listed on the Exhibit Index to this Registration Statement, which Exhibit Index is hereby incorporated herein by reference.

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement for Common Stock*

1.2	Form of Underwriting Agreement for Preferred Stock / Depositary Shares*

4.1	Amended and Restated Certificate of Incorporation of TCF Financial Corporation (incorporated by reference to Exhibit 3.1 to TCF Financial Corporation's Current Report on Form 8-K filed May 2, 2017 (File No. 001-10253))

4.2	Amended and Restated Bylaws of TCF Financial Corporation (incorporated by reference to Exhibit 3.1 to TCF Financial Corporation's Current Report on Form 8-K filed July 26, 2016 (File No. 001-10253))

4.3	Specimen of TCF's Common Stock Certificate (incorporated by reference to Exhibit 4.3 to TCF Financial Corporation's Registration Statement on Form S-3 filed May 29, 2012 (File No. 333-181741))

4.4	Form of Specimen Certificate of Preferred Stock and Form of Certificate of Designations for Preferred Stock*

4.5	Form of Deposit Agreement*

4.6	Form of Depositary Receipt*

5.1	Opinion of Faegre Baker Daniels LLP

12.1	Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends

23.1	Consent of KPMG LLP

23.2	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1)

24.1	Powers of Attorney

*
To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of any securities.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota on September 7, 2017.

TCF FINANCIAL CORPORATION
By:	/s/ Craig R. Dahl
	Name:	Craig R. Dahl
	Title:	Chairman, President and Chief Executive Officer (Principal Executive Officer)
By:	/s/ Brian W. Maass
	Name:	Brian W. Maass
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
By:	/s/ Susan D. Bode
	Name:	Susan D. Bode
	Title:	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig R. Dahl Craig R. Dahl	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 7, 2017
/s/ Brian W. Maass Brian W. Maass	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 7, 2017
/s/ Susan D. Bode Susan D. Bode	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 7, 2017
* Peter Bell	Director	September 7, 2017

Signature	Title	Date

* William F. Bieber	Director	September 7, 2017
* Theodore J. Bigos	Director	September 7, 2017
* Karen L. Grandstrand	Director	September 7, 2017
* Thomas F. Jasper	Director	September 7, 2017
* George G. Johnson	Director	September 7, 2017
* Richard H. King	Director	September 7, 2017
* Vance K. Opperman	Lead Director	September 7, 2017
* James M. Ramstad	Director	September 7, 2017
* Roger J. Sit	Director	September 7, 2017
* Julie H. Sullivan	Director	September 7, 2017
* Barry N. Winslow	Director	September 7, 2017
* Richard A. Zona	Director	September 7, 2017

        Brian W. Maass, pursuant to powers of attorney executed by each of the directors listed above whose name is marked by an "*" and filed as an exhibit hereto, by signing his name hereto does hereby sign and execute this Registration Statement of TCF Financial Corporation on behalf of each of such directors in the capacities in which the names of each appear above.

* By:	/s/ Brian W. Maass
Brian W. Maass